Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports First Quarter 2015 Results

CHATTANOOGA, Tenn. (April 29, 2015) - Unum Group (NYSE: UNM) today reported net income of $212.9 million ($0.84 per diluted common share) for the first quarter of 2015, compared to net income of $225.8 million ($0.86 per diluted common share) for the first quarter of 2014.
After-tax operating income, which excludes after-tax realized investment gains and losses on the Company’s investment portfolio and the amortization of prior period actuarial losses on the Company’s pension plans, was $224.8 million ($0.89 per diluted common share) in the first quarter of 2015, compared to $222.6 million ($0.85 per diluted common share) in the first quarter of 2014. The combined impact of realized investment gains and losses and the amortization of prior period actuarial losses resulted in a net after-tax loss of $11.9 million ($0.05 per diluted common share) for the first quarter of 2015, compared to a net after-tax gain of $3.2 million ($0.01 per diluted common share) in the first quarter of 2014.
“We are off to a very solid start in 2015, with many of the favorable growth and profitability trends we experienced in 2014 carrying over into this year. This includes strong growth in sales and premium income, in addition to generally stable risk performance across our core business segments and the closed block. While today’s low interest rates continue to create challenges for us and our industry, we remain confident that we are taking the actions needed to successfully operate in this environment,” said Thomas R. Watjen, chief executive officer. “I am also very pleased with the progress we have made in implementing the leadership changes we announced earlier in the year. We planned well for the transition of my responsibilities to my successor Rick McKenney, and the Board and I have great confidence in our leadership team’s ability to maintain the momentum we have worked so hard to achieve.”
Effective January 1, 2015, the Company adopted an accounting standards update for tax credit partnership investments in qualified affordable housing projects (ASU 2014-01) and applied the amendments retrospectively, adjusting all prior periods presented in this release, as applicable.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
Unum US Segment
Unum US reported operating income of $214.3 million in the first quarter of 2015, an increase of 3.3 percent from $207.5 million in the first quarter of 2014. Premium income for the segment increased 6.7 percent to $1,230.2 million in the first quarter of 2015, compared to premium income of $1,152.5 million in the first quarter of 2014. Net investment income for the segment declined 3.6 percent to $215.0 million in the first quarter of 2015 from $223.1 million in the first quarter of 2014, primarily reflecting lower yields on invested assets and lower miscellaneous net investment income.
Within the Unum US operating segment, the group disability line of business reported a 9.9 percent increase in operating income, with $74.3 million in the first quarter of 2015 compared to $67.6 million in the first quarter of 2014. Premium income in group disability increased 6.2 percent to $553.0 million in the first quarter of 2015, compared to $520.8 million in the first quarter of 2014, primarily due to favorable persistency, premium rate increases, and sales growth. Net investment income declined by 4.9 percent to $125.0 million in the first quarter of 2015, compared to $131.5 million in the first quarter of 2014, primarily due to a decrease in the level of invested assets supporting this line of business, a decline in yields, and lower miscellaneous investment income. The benefit ratio for the first quarter of 2015 was 80.1 percent, compared to 83.0 percent in the first quarter of 2014, reflecting very favorable claim recovery experience and lower new claim incidence levels, partially offset by the 50 basis point decrease in the discount rate implemented in the fourth quarter of 2014 for group long-term disability new claim incurrals. Group long-term disability sales increased 14.1 percent to $37.3 million in the first quarter of 2015, compared to $32.7 million in the first quarter of 2014. Group short-term disability sales increased 21.2 percent to $24.0 million in the first quarter of 2015, compared to $19.8 million in the first quarter of 2014. Persistency in the group long-term disability line of business improved to 91.0 percent through the first quarter of 2015, compared to 88.9 percent through the first quarter of 2014. Persistency in the group short-term disability line of business was 86.5 percent through the first quarter of 2015, compared to 88.1 percent for the same period of 2014.
The group life and accidental death and dismemberment line of business reported operating income of $57.9 million in the first quarter of 2015, a decline of 1.4 percent from $58.7 million in the first quarter of 2014, reflecting slightly unfavorable risk experience which offset an increase in premium income. Premium income for this line of business increased 8.0 percent to $367.6 million in the first quarter of 2015, compared to $340.5 million in the first quarter of 2014, primarily due to sales growth which was only partially offset by a decline in persistency. Net investment income declined 1.8 percent to $33.5 million in the first quarter of 2015, compared to $34.1 million in the first quarter of 2014, due to a decrease in yield on invested assets and lower miscellaneous investment income, partially offset by an increase in the level of invested assets. The benefit ratio in the first quarter of 2015 was 70.9 percent, compared to 70.3 percent in the first quarter of 2014, reflecting unfavorable experience in the accidental death and dismemberment line of business. Sales of group life and accidental death and dismemberment products increased 3.9 percent in the first quarter of 2015 to $42.9

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

million, compared to $41.3 million in the first quarter of 2014. Persistency in the group life line of business was 87.3 percent in the first quarter of 2015, compared to 89.5 percent for the same period of 2014.
The supplemental and voluntary line of business reported a slight increase in operating income to $82.1 million in the first quarter of 2015, compared to $81.2 million in the first quarter of 2014. Premium income for supplemental and voluntary increased 6.3 percent to $309.6 million in the first quarter of 2015, compared to $291.2 million in the first quarter of 2014. Net investment income declined slightly to $56.5 million in the first quarter of 2015, compared to $57.5 million in the first quarter of 2014, due to a decrease in yield on invested assets and lower miscellaneous investment income, partially offset by an increase in the level of invested assets. The interest adjusted loss ratio for the individual disability product line in the first quarter of 2015 was 27.5 percent compared to 27.2 percent in the first quarter of 2014, reflecting stable claim incidence rates and claim recoveries. The benefit ratio for voluntary benefits was 40.9 percent in the first quarter of 2015, compared to 46.1 percent in the first quarter of 2014, due primarily to favorable claim experience in the disability, accident, and critical illness lines of business and a favorable change in active life reserves resulting from a higher level of policy terminations, which is largely offset by higher amortization of the related deferred acquisition costs. Relative to the first quarter of 2014, sales in the voluntary benefits line of business increased 27.7 percent in the first quarter of 2015 to $131.9 million. Sales in the individual disability line of business declined 15.8 percent in the first quarter of 2015 to $12.3 million. Persistency in the individual disability product line was 90.1 percent in the first quarter of 2015, compared to 90.6 percent for the same period of 2014. Persistency in the voluntary benefits product line was 75.5 percent in the first quarter of 2015, compared to 78.0 percent through the first quarter of 2014.
Unum UK Segment
Unum UK reported operating income of $32.6 million in the first quarter of 2015, a decline of 10.7 percent from $36.5 million in the first quarter of 2014. In local currency, operating income declined by 2.3 percent to £21.5 million in the first quarter of 2015, compared to £22.0 million in the first quarter of 2014.
Premium income declined 8.4 percent to $139.0 million in the first quarter of 2015, compared to $151.7 million in the first quarter of 2014. In local currency, premium income was £91.7 million in the first quarter of 2015, compared to £91.6 million in the first quarter of 2014. Net investment income in local currency declined to £15.4 million in the first quarter of 2015, compared to £20.3 million in the first quarter of 2014, due primarily to lower income from inflation index-linked bonds which support the claim reserves associated with certain of our group policies that provide for inflation-linked increases in benefits. The decrease in net investment income attributable to these index-linked bonds was partially offset by a decrease in reserves for future claim payments related to the inflation index-linked group policies. The benefit ratio in the first quarter of 2015 was 65.3 percent, compared to 70.2 percent in the first quarter of 2014, resulting from favorable risk experience in the group life line and the impact of lower inflation on claim payments and reserves associated with polices containing an inflation-linked benefit increase feature.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Persistency in the group long-term disability line of business was 86.6 percent in the first quarter of 2015, compared to 86.3 percent in the first quarter of 2014. Persistency in the group life line of business improved to 79.3 percent in the first quarter of 2015, compared to 69.7 percent in the first quarter of 2014. Sales declined 3.5 percent to $16.7 million in the first quarter of 2015, compared to $17.3 million in the first quarter of 2014. In local currency, sales for the first quarter of 2015 increased 5.8 percent to £11.0 million, compared to £10.4 million in the first quarter of 2014.
Colonial Life Segment
Colonial Life reported a 1.9 percent decline in operating income to $77.6 million in the first quarter of 2015, compared to $79.1 million in the first quarter of 2014.
Premium income for the first quarter of 2015 increased 5.0 percent to $332.2 million, compared to $316.4 million in the first quarter of 2014, driven by sales growth and favorable persistency. The benefit ratio in the first quarter of 2015 was 51.3 percent, compared to 50.5 percent in the first quarter of 2014, primarily reflecting a less favorable benefit ratio in the life product line.
Sales increased 7.6 percent to $77.5 million in the first quarter of 2015 from $72.0 million in the first quarter of 2014, with favorable sales trends in both the core commercial and public sector market segments.
Closed Block Segment
The Closed Block segment reported operating income of $26.7 million in the first quarter of 2015, compared to $28.3 million in the first quarter of 2014.
Premium income for this segment declined 4.1 percent in the first quarter of 2015 compared to the first quarter of 2014, primarily due to expected policy terminations and maturities for the individual disability line of business partially offset by an increase in premium income for the long-term care line of business due primarily to rate increases. The interest adjusted loss ratio for the individual disability line of business was 80.0 percent in the first quarter of 2015, compared to 81.5 percent in the first quarter of 2014, due primarily to favorable mortality experience. The interest adjusted loss ratio for the long-term care line of business was 87.3 percent in the first quarter of 2015 compared to 84.7 percent in the first quarter of 2014, reflecting a higher level of submitted claims relative to the favorable experience of last year’s first quarter.
Corporate Segment
The Corporate segment reported an operating loss of $29.9 million for the first quarter of 2015 compared to an operating loss of $26.5 million in the first quarter of 2014, primarily reflecting lower levels of invested assets and higher operating expense accruals.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION
Shares Outstanding
The Company’s average number of shares outstanding, assuming dilution, was 252.2 million for the first quarter of 2015, compared to 260.7 million for the first quarter of 2014. Shares outstanding totaled 249.5 million at March 31, 2015. During the first quarter of 2015, the Company repurchased 3.2 million shares at a cost of approximately $108 million.
Capital Management
At March 31, 2015, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 400 percent, and cash and marketable securities in the holding companies equaled $426 million.
Book Value
Book value per common share as of March 31, 2015 was $34.82, compared to $34.68 at March 31, 2014.
Outlook
The Company anticipates growth in after-tax operating earnings per share for full-year 2015 to be in the outlook range announced in December 2014 of two percent to five percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measures of "operating revenue," "before-tax operating income" or "before-tax operating loss," and "after-tax operating income" differ from total revenue, income before income tax, and net income as presented in our consolidated operating results and in income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and non-operating retirement-related gains or losses as specified in the reconciliations in the Financial Highlights section below.  We believe operating revenue and operating income or loss are better performance measures and better indicators of the revenue and profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of our businesses.  We believe that excluding the amortization of prior period gains or losses from operating income or loss provides investors with additional information for comparison and analysis of our operating results.  Although we manage our non-operating retirement-related gains or losses separately from the operational performance of our business,

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

these gains or losses impact the overall profitability of our company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in our pensions and other postretirement benefit plans.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, April 30, at 9:00 A.M. (Eastern Time) to discuss the results of operations for the first quarter. Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 930-7616 for U.S. and Canada (pass code 6255072). For international, the dial-in number is (913) 312-1396 (pass code 6255072). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, May 7. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 6255072.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2015 is available on the “Investors” section of the Company’s website.
ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) the failure of cyber or other information security systems, as well as the occurrence of events unanticipated in our disaster recovery systems; (7) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (8) changes in our financial strength and credit ratings; (9) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (10) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (11) actual persistency and/or sales growth that is higher or lower than projected; (12) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (13) effectiveness of our risk management program; (14) contingencies and the level and results of litigation; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (17) changes in accounting standards, practices, or policies; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2014. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
###

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2015	2014
Operating Revenue	$2,662.7	$2,608.1
Net Realized Investment Gain (Loss)	(15.3)	6.3
Total Revenue	$2,647.4	$2,614.4

Operating Income	$321.3	$324.9
Net Realized Investment Gain (Loss)	(15.3)	6.3
Non-operating Retirement-related Loss	(3.0)	(1.4)
Income Tax	(90.1)	(104.0)
Net Income	$212.9	$225.8

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.85	$0.87
Assuming Dilution	$0.84	$0.86

Weighted Average Common Shares - Basic (000s)	251,467.4	259,408.5
Weighted Average Common Shares - Assuming Dilution (000s)	252,234.9	260,709.9
Outstanding Shares - (000s)	249,481.6	257,561.8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2015		2014
		per share *		per share *
After-tax Operating Income	$224.8	$0.89	$222.6	$0.85
Net Realized Investment Gain (Loss), Net of Tax	(10.0)	(0.04)	4.1	0.01
Non-operating Retirement-related Loss, Net of Tax	(1.9)	(0.01)	(0.9)	—
Net Income	$212.9	$0.84	$225.8	$0.86

* Assuming Dilution

	March 31
	2015		2014
		per share		per share
Total Stockholders' Equity (Book Value)	$8,687.9	$34.82	$8,933.4	$34.68
Net Unrealized Gain on Securities	414.3	1.66	325.3	1.26
Net Gain on Cash Flow Hedges	411.9	1.65	398.0	1.55
Subtotal	7,861.7	31.51	8,210.1	31.87
Foreign Currency Translation Adjustment	(167.4)	(0.67)	(39.5)	(0.16)
Subtotal	8,029.1	32.18	8,249.6	32.03
Unrecognized Pension and Postretirement Benefit Costs	(398.4)	(1.60)	(229.4)	(0.89)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,427.5	$33.78	$8,479.0	$32.92

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8